Investor Contact:                 David Morimoto                                            Media Contact:    Cedric Yamanaka
SVP & Treasurer                                                                       Public Relations/Communications Manager
(808) 544-0627                                                                                (808) 544-6898
david.morimoto@centralpacificbank.com                                   cedric.yamanaka@centralpacificbank.com

NEWS RELEASE

IMPORTANT NOTE:  Central Pacific Financial Corp. (NYSE: CPF) is in the process of performing a Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, impairment test on the goodwill of its subsidiary, Central Pacific Bank, due to the inherent volatility in the financial markets.  CPF notes that any potential charge related to the impairment of acquisition-related goodwill would be a non-cash charge, reducing net income in the current period, but with no impact on cash flows, tangible book value, or regulatory capital.  The Company expects to issue a final release upon conclusion of the analysis.

“While our analysis of goodwill is ongoing, we are committed to completing it in a timely manner,” said Clint Arnoldus, President and Chief Executive Officer.  “Although a potential impairment charge would reduce our net income, the fundamentals of the bank remain strong.”

CENTRAL PACIFIC FINANCIAL CORP. REPORTS FOURTH QUARTER RESULTS

HONOLULU, January 31, 2008 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today reported net income for the fourth quarter of 2007 of $3.5 million, or $0.12 per diluted share, excluding the potential impact of any goodwill impairment charge, compared to $18.8 million, or $0.61 per diluted share, reported in the fourth quarter of 2006 and $9.1 million, or $0.30 per diluted share, reported in the third quarter of 2007.   The current quarter’s results include the following previously announced items: (1) credit costs of $32.9 million; and (2) an after tax loss on an investment portfolio repositioning of $1.0 million, or $0.04 per diluted share.  For the year ended December 31, 2007, CPF reported net income of $53.8 million, or $1.77 per diluted share, excluding the potential impact of any goodwill impairment charge, compared to $79.2 million, or $2.57 per diluted share, reported in 2006.

“As we previously announced, our fourth quarter results were negatively impacted by increased credit costs due to continued deterioration in California’s housing market,” said Clint Arnoldus, President and Chief Executive Officer.  “In spite of the increased credit costs, we continue to be profitable and our capital base remains strong.  Although we cannot predict when California’s housing market will stabilize, we are working to further reduce our credit risk exposure in this sector.”

Fourth Quarter Highlights
▪	Loans and leases increased by $69.2 million, or 1.7%, from September 30, 2007.
▪	Deposits increased by $60.5 million, or 1.5%, from September 30, 2007.
▪	Total credit costs of $32.9 million comprised of a provision for loan and lease losses of $28.2 million and an increase to the reserve for unfunded commitments of $4.7 million.
▪
Sold $119 million in available-for-sale investment securities with an average yield of 3.98% and reinvested the proceeds into a similar amount of new investment securities with an average yield of 5.43%.

Earnings Highlights
Net interest income for the fourth quarter of 2007 was $52.5 million, compared to $53.4 million in the year-ago quarter and $52.8 million in the third quarter of 2007.  The net interest margin for the current quarter was 4.15%, compared to 4.47% in the year-ago quarter and 4.29% in the third quarter of 2007.  The sequential-quarter compression was primarily attributable to lower interest income due to a decrease in loan yields and the reversal of interest related to certain nonaccrual loans totaling $1.0 million.  The year-over-year compression in the net interest margin was primarily attributable to increased funding costs resulting from a shift in the composition of the deposit base from lower-rate demand, money market, and savings accounts into higher-rate time deposit accounts and the aforementioned reversal of interest on nonaccrual loans.  Excluding the effects of the $1.0 million reversal of interest on nonaccrual loans, the net interest margin for the current quarter was 4.23%.

Earlier this month, CPF announced the completion of an investment portfolio repositioning in December 2007 to reduce interest income volatility and increase prospective earnings and the net interest margin.  The repositioning was not related to any subprime risk within the investment portfolio as CPF’s portfolio consists of high grade investment securities.  As a result of the repositioning, CPF reduced its interest rate risk exposure to declining market interest rates and expects 2008 net interest income and net interest margin to improve by approximately $1.7 million, or $0.04 per diluted share, and 3 basis points, respectively.

The provision for loan and lease losses in the fourth quarter of 2007 was $28.2 million, compared to zero in the year-ago quarter and $21.2 million in the third quarter of 2007.  As was previously announced, the current quarter increase was directly attributable to the continued deterioration in the housing and residential construction market in California and the resultant negative credit migration of certain loans with exposure to this sector.

Other operating income totaled $11.4 million for the fourth quarter of 2007, compared to $9.5 million in the year-ago quarter and $11.8 million in the third quarter of 2007.  The increase from the year-ago quarter was primarily due to higher gains on sales of loans of $0.8 million and increased income from bank-owned life insurance totaling $0.6.

Other operating expense for the fourth quarter of 2007 was $35.2 million, compared to $35.7 million in the year-ago quarter and $31.6 million in the third quarter of 2007.  The decrease from the year-ago quarter was primarily due to lower salaries and employee benefits expense resulting from lower bonus and profit sharing accruals totaling $6.1 million, offset by the aforementioned increase in the reserve for unfunded commitments of $4.7 million and the accrual of interest related to tax contingency items totaling $1.0 million.  The sequential-quarter increase was primarily due to the aforementioned increase in the reserve for unfunded commitments of $4.7 million, the aforementioned accrual of interest related to tax contingency items totaling $1.0 million, higher core deposit premium amortization expense of $0.4 million, and higher legal and professional fees of $0.3 million, offset by lower salaries and employee benefits primarily due to lower bonus and profit sharing expense totaling $3.2 million.

The Company’s efficiency ratio for the fourth quarter of 2007 was 51.44%, compared with 53.40% in the year-ago quarter and 47.27% in the third quarter of 2007.  The current quarter increase was primarily attributable to the aforementioned increase in the reserve for unfunded commitments.

The Company’s effective tax rate for the full year ended December 31, 2007 was 29.3%, compared to 34.3% for the full year ended December 31, 2006.  The current year decrease was due to the disproportionate recognition of federal and state tax credits compared to taxable income and the recording of certain income tax true-up adjustments resulting in a net income tax benefit of $2.0 million, partially offset by the settlement of a tax contingency item resulting in additional income tax expense of $2.4 million.

Balance Sheet Highlights
Total assets of $5.7 billion at December 31, 2007 increased by $241.2 million, or 4.4%, from a year ago and by $80.8 million, or 1.4%, from September 30, 2007.

Total loans and leases of $4.1 billion at December 31, 2007 increased by $295.7 million, or 7.7%, from a year ago and by $69.2 million, or 1.7%, from September 30, 2007.  The Hawaii lending operations accounted for approximately 87% of the current quarter’s loan growth, while the mainland loan production offices contributed the remaining 13%.

Total deposits of $4.0 billion at December 31, 2007 increased by $158.2 million, or 4.1%, from a year ago and by $60.5 million, or 1.5%, from September 30, 2007.  Current quarter increases in time deposits of $44.9 million, noninterest-bearing demand deposits of $34.4 million and interest-bearing demand deposits of $19.3 million were offset by a decrease in savings and money market deposits of $38.1 million.

Shareholders’ equity of $722.4 million at December 31, 2007 decreased by $15.7 million from a year ago and by $21.6 million from September 30, 2007.

Stock Repurchase Plan and Dividend
In 2007, the Company’s Board of Directors authorized the repurchase of up to 2,100,000 shares of the Company’s common stock.  The Company completed the repurchase of these shares in December 2007.  In January 2008, the Company’s board of directors approved an additional stock repurchase plan authorizing the Company to repurchase up to an additional 1,200,000 shares.

“Despite the challenging market conditions in California, we intend to maintain our quarterly dividend at the current level,” added Arnoldus.

Asset Quality
Net loan charge-offs in the fourth quarter of 2007 totaled $8.7 million, compared to net loan charge-offs of $0.3 million in the year-ago quarter and $0.1 million in the third quarter of 2007.  Loan charge-offs in the fourth quarter of 2007 included the partial charge-off of four California land loans totaling $6.3 million and one Hawaii commercial loan totaling $2.0 million.

At December 31, 2007, nonperforming assets totaled $61.5 million, or 1.07%, of total assets, compared to $9.0 million, or 0.16%, of total assets at December 31, 2006 and $30.8 million, or 0.55%, of total assets at September 30, 2007.  Nonperforming assets as of December 31, 2007 was comprised of nonaccrual loans totaling $56.1 million and a nonperforming loan classified as held for sale totaling $5.4 million.  The sequential-quarter increase was primarily attributable to the addition of six California land loans to five borrowers totaling $34.7 million.

Loans delinquent for 90 days or more still accruing interest of $0.9 million declined by 0.7%, from a year ago and increased by 0.1%, from September 30, 2007.

The allowance for loan and lease losses as a percentage of total loans and leases was 2.22% at December 31, 2007, compared to 1.36% a year ago and 1.78% at September 30, 2007.  The current quarter increase was directly attributable to the increased provision for loan and lease losses described above.

Total exposure in the California residential construction market was $305.2 million at December 31, 2007 compared to $329.8 million at September 30, 2007.  The allowance for loan and lease losses related to this portfolio was $45.6 million at December 31, 2007, or 14.9%, of the total outstanding balance.  Nonperforming assets related to this sector was $57.7 million at December 31, 2007, or 1.01% of total assets.

Bank Opens 39th Branch in Lahaina, Maui
Earlier this month, the Company announced the opening of a new branch in Lahaina.  Located in West Maui’s newest retail destination, the Lahaina Gateway Center, the branch will cover 3,540 square feet and will offer the latest in banking technology.

“In an effort to better serve our customers, we have made notable improvements to our branch network,” commented Arnoldus.  “We just opened our 39th branch in Lahaina.  We also completed the renovation of our Kalihi branch in December and expect to open a new and improved branch in Kapahulu in the coming months.  We believe these improvements will provide our customers with increased convenience and will allow us to become a more visible part of the communities we serve.”

Conference Call Information
Central Pacific Financial Corp. will conduct a conference call today at 4:00 p.m. Eastern Time (11:00 a.m. Hawaii Time) to discuss the quarterly results.  To participate in the conference call, please dial 1-888-668-1637 or visit the investor relations page of the Company’s website at http://investor.centralpacificbank.com.  A playback of the call will be available through February 7, 2008 by dialing 1-888-203-1112 (passcode:  4155913) and on the Company’s website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is the fourth largest financial institution in Hawaii with more than $5.7 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 39 branches and more than 90 ATMs throughout Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

**********
Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of legislation affecting the banking industry; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; and the price of the Company’s stock.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year.  The Company does not update any of its forward-looking statements.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - December 31, 2007
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
(in thousands, except per share data)	2007	2006	Change	2007	2006	Change

INCOME STATEMENT
Net income	$3,548	$18,800	-81.1%	$53,806	$79,180	-32.0%
Per share data:
Diluted earnings per share	0.12	0.61	-80.3%	1.77	2.57	-31.1%
Cash dividends	0.25	0.23	8.7%	0.98	0.88	11.4%

PERFORMANCE RATIOS
Return on average assets (1)	0.25%	1.39%		0.97%	1.50%
Return on average shareholders' equity (1)	1.90%	10.22%		7.12%	11.16%
Net income to average tangible shareholders' equity (1)	3.34%	18.55%		12.50%	21.01%
Efficiency ratio (2)	51.44%	53.40%		47.80%	49.67%
Net interest margin (1)	4.15%	4.47%		4.33%	4.55%
Dividend payout ratio	208.33%	37.70%		55.06%	33.85%

				December 31,		%
				2007	2006	Change
BALANCE SHEET
Total assets				$5,728,386	$5,487,192	4.4%
Loans and leases				4,141,705	3,846,004	7.7%
Loans and leases, net of unearned interest				4,049,656	3,793,724	6.7%
Deposits				4,002,719	3,844,483	4.1%
Shareholders' equity				722,403	738,139	-2.1%
Book value per share				25.12	24.04	4.5%
Market value per share				18.46	38.76	-52.4%
Tangible equity ratio				7.42%	7.90%

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2007	2006	Change	2007	2006	Change
SELECTED AVERAGE BALANCES
Total assets	$5,718,712	$5,397,587	5.9%	$5,563,115	$5,271,644	5.5%
Interest-earning assets	5,108,920	4,812,504	6.2%	4,965,878	4,689,967	5.9%
Loans and leases, net of unearned interest	4,171,889	3,803,169	9.7%	4,021,094	3,689,979	9.0%
Other real estate	-	-	-	97,129	-	-
Deposits	3,965,157	3,790,692	4.6%	3,872,206	3,676,063	5.3%
Interest-bearing liabilities	4,270,510	3,973,418	7.5%	4,125,076	3,844,106	7.3%
Shareholders' equity	747,574	736,075	1.6%	755,310	709,244	6.5%

				December 31,		%
				2007	2006	Change
NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)				$61,541	$8,958	587.0%
Other real estate				-	-	-
Total nonperforming assets				61,541	8,958	587.0%
Loans delinquent for 90 days or more (still accruing interest)				903	909	-0.7%
Restructured loans (still accruing interest)				-	-	0.0%
Total nonperforming assets, loans delinquent for
90 days or more (still accruing interest) and
restructured loans (still accruing interest)				$62,444	$9,867	532.9%

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2007	2006	Change	2007	2006	Change
Loan charge-offs	$9,679	$2,671	262.4%	$16,192	$6,270	158.2%
Recoveries	1,010	2,340	-56.8%	2,960	4,264	-30.6%
Net loan charge-offs (recoveries)	$8,669	$331	2519.0%	$13,232	$2,006	559.6%
Net loan charge-offs to average loans (1)	0.83%	0.03%		0.33%	0.05%

				December 31,
				2007	2006
ASSET QUALITY RATIOS
Nonaccrual loans to total loans				1.49%	0.23%
Nonperforming assets to total assets				1.07%	0.16%
Nonperforming assets, loans delinquent for 90 days or more
(still accruing interest) and restructured loans (still
accruing interest) to total loans & other real estate				1.51%	0.26%
Allowance for loan and lease losses to total loans and leases				2.22%	1.36%
Allowance for loan and lease losses to nonaccrual loans				149.57%	583.61%

(1) Annualized
(2)	Efficiency ratio is derived by dividing other operating expense before amortization of intangible assets by net operating income (net interest income on a fully taxable equivalent basis plus other operating income before securities transactions).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

CONSOLIDATED BALANCE SHEETS	December 31,	September 30,	December 31,
(in thousands, except per share data)	2007	2007	2006

ASSETS
Cash and due from banks	$79,088	$90,161	$129,715
Interest-bearing deposits in other banks	241	439	5,933
Federal funds sold	2,800	14,900	-
Investment securities:
Held to maturity, at cost (fair value of $46,077 December 31, 2007,
$46,977 at September 30, 2007 and $64,249 at December 31, 2006)	46,124	47,465	65,204
Available for sale, at fair value	835,130	801,640	833,154
Total investment securities	881,254	849,105	898,358

Loans held for sale	37,572	31,388	26,669
Loans and leases	4,141,705	4,072,536	3,846,004
Less allowance for loan and lease losses	92,049	72,517	52,280
Net loans and leases	4,049,656	4,000,019	3,793,724

Premises and equipment	82,841	80,173	77,341
Accrued interest receivable	26,041	27,580	26,269
Investment in unconsolidated subsidiaries	17,404	16,333	12,957
Goodwill	292,702	293,566	298,996
Core deposit premium	28,750	29,844	31,898
Mortgage servicing rights	11,222	11,111	11,640
Bank-owned life insurance	131,454	130,089	102,394
Federal Home Loan Bank stock	48,797	48,797	48,797
Other assets	38,564	24,119	22,501
Total assets	$5,728,386	$5,647,624	$5,487,192

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing demand	$665,034	$630,586	$661,027
Interest-bearing demand	461,175	441,884	438,943
Savings and money market	1,178,855	1,216,991	1,205,271
Time	1,697,655	1,652,798	1,539,242
Total deposits	4,002,719	3,942,259	3,844,483

Short-term borrowings	16,000	72,245	79,308
Long-tem debt	916,019	816,535	740,189
Minority interest	13,104	13,110	13,130
Other liabilities	58,141	59,503	71,943
Total liabilities	5,005,983	4,903,652	4,749,053

Shareholders' equity:
Preferred stock, no par value, authorized 1,000,000 shares, none issued	-	-	-
Common stock, no par value, authorized 100,000,000 shares;
issued and outstanding 28,756,647 shares at December 31, 2007, 29,914,586 shares
at September 30, 2007, and 30,709,389 shares at December 31, 2006	403,304	419,463	430,904
Surplus	54,669	54,686	51,756
Retained earnings	270,644	281,682	270,624
Accumulated other comprehensive loss	(6,214)	(11,859)	(15,145)
Total shareholders' equity	722,403	743,972	738,139

Total liabilities and shareholders' equity	$5,728,386	$5,647,624	$5,487,192

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
(In thousands, except per share data)	2007	2007	2006	2007	2006

Interest income:
Interest and fees on loans and leases	$77,159	$78,325	$74,643	$308,720	$279,246
Interest and dividends on investment
securities:
Taxable interest	8,757	8,386	8,779	34,721	34,775
Tax-exempt interest	1,349	1,343	1,258	5,420	5,080
Dividends	71	83	274	247	538
Interest on deposits in other banks	14	82	244	170	550
Interest on federal funds sold and securities
purchased under agreements to resell	62	125	58	306	143
Dividends on Federal Home Loan Bank stock	98	73	49	293	49

Total interest income	87,510	88,417	85,305	349,877	320,381

Interest expense:
Demand	138	139	138	556	566
Savings and money market	5,177	6,321	6,017	23,950	17,684
Time	18,285	17,925	16,090	69,467	53,419
Interest on short-term borrowings	506	302	162	1,616	2,197
Interest on long-term debt	10,906	10,900	9,503	42,390	35,666

Total interest expense	35,012	35,587	31,910	137,979	109,532

Net interest income	52,498	52,830	53,395	211,898	210,849
Provision for loan and lease losses	28,201	21,200	-	53,001	1,350
Net interest income after
provision for loan and lease losses	24,297	31,630	53,395	158,897	209,499

Other operating income:
Service charges on deposit accounts	3,679	3,581	3,845	14,167	14,408
Other service charges and fees	3,126	3,281	3,195	13,178	12,188
Income from fiduciary activities	983	968	758	3,566	2,915
Equity in earnings of
unconsolidated subsidiaries	110	169	155	703	576
Fees on foreign exchange	180	149	164	721	765
Investment securities losses	(1,715)	-	(1,491)	(1,715)	(1,510)
Income from bank-owned life insurance	1,746	1,861	1,195	5,821	3,989
Loan placement fees	289	248	511	1,079	1,767
Gains on sales of loans	1,503	1,116	730	5,389	4,863
Other	1,461	379	425	2,895	3,195

Total other operating income	11,362	11,752	9,487	45,804	43,156

Other operating expense:
Salaries and employee benefits	13,028	16,240	19,083	62,562	73,211
Net occupancy	2,687	2,624	2,244	10,408	9,218
Equipment	1,418	1,255	1,240	5,228	4,864
Amortization of core deposit premium	1,094	684	975	3,148	3,897
Amortization of mortgage servicing rights	356	478	526	1,844	2,223
Communication expense	1,148	1,032	1,080	4,266	4,642
Legal and professional services	2,477	2,223	2,401	9,137	8,575
Computer software expense	799	869	862	3,360	2,818
Advertising expense	663	661	780	2,582	2,569
Other	11,526	5,487	6,519	26,021	20,146

Total other operating expense	35,196	31,553	35,710	128,556	132,163

Income before income taxes	463	11,829	27,172	76,145	120,492
Income taxes	(3,085)	2,722	8,372	22,339	41,312

Net income	$3,548	$9,107	$18,800	$53,806	$79,180

Per share data:
Basic earnings per share	$0.12	$0.30	$0.61	$1.78	$2.60
Diluted earnings per share	0.12	0.30	0.61	1.77	2.57
Cash dividends declared	0.25	0.25	0.23	0.98	0.88

Basic weighted average shares outstanding	29,355	30,192	30,645	30,197	30,511
Diluted weighted average shares outstanding	29,485	30,378	30,933	30,406	30,827

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Year Ended			Year Ended
(Dollars in thousands)	December 31, 2007			December 31, 2006			December 31, 2007			December 31, 2006
	Average	Average		Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest

Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$1,268	4.51%	$14	$18,813	5.16%	$244	$3,358	5.08%	$170	$11,919	4.62%	$550
Federal funds sold & securities purchased
under agreements to resell	5,354	4.56%	62	4,353	5.26%	58	6,065	5.04%	306	2,880	4.95%	143
Taxable investment securities, excluding
valuation allowance	729,677	4.84%	8,828	796,725	4.55%	9,053	733,105	4.77%	34,968	799,583	4.42%	35,313
Tax-exempt investment securities,
excluding valuation allowance	151,935	5.47%	2,076	140,647	5.51%	1,935	153,459	5.43%	8,338	136,809	5.71%	7,815
Loans and leases, net of unearned income	4,171,889	7.35%	77,159	3,803,169	7.80%	74,643	4,021,094	7.68%	308,720	3,689,979	7.57%	279,246
Federal Home Loan Bank stock	48,797	0.80%	98	48,797	0.40%	49	48,797	0.60%	293	48,797	0.10%	49
Total interest earning assets	5,108,920	6.87%	88,237	4,812,504	7.10%	85,982	4,965,878	7.10%	352,795	4,689,967	6.89%	323,116
Nonearning assets	609,792			585,083			597,237			581,677
Total assets	$5,718,712			$5,397,587			$5,563,115			$5,271,644

Liabilities & Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$450,008	0.12%	$138	$428,395	0.13%	$138	$440,537	0.13%	$556	$426,828	0.13%	$566
Savings and money market deposits	1,170,325	1.76%	5,177	1,224,906	1.95%	6,017	1,206,392	1.99%	23,950	1,153,651	1.53%	17,684
Time deposits under $100,000	564,265	3.75%	5,337	619,302	3.56%	5,558	612,793	3.83%	23,450	590,335	3.08%	18,156
Time deposits $100,000 and over	1,171,825	4.38%	12,948	930,203	4.49%	10,532	1,018,123	4.52%	46,017	876,513	4.02%	35,263
Short-term borrowings	41,334	4.86%	506	12,019	5.34%	162	30,640	5.28%	1,616	41,401	5.31%	2,197
Long-term debt	872,753	4.96%	10,906	758,593	4.97%	9,503	816,591	5.19%	42,390	755,378	4.72%	35,666
Total interest-bearing liabilities	4,270,510	3.25%	35,012	3,973,418	3.19%	31,910	4,125,076	3.34%	137,979	3,844,106	2.85%	109,532
Noninterest-bearing deposits	608,734			587,886			594,361			628,736
Other liabilities	91,894			100,208			88,368			89,558
Stockholders' equity	747,574			736,075			755,310			709,244
Total liabilities & stockholders' equity	$5,718,712			$5,397,587			$5,563,115			$5,271,644

Net interest income			$53,225			$54,072			$214,816			$213,584

Net interest margin		4.15%			4.47%			4.33%			4.55%